CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated December 1, 2022, and each included in Post-Effective Amendment Number 42 to the Registration Statement (Form N-1A, No. 811-21781) of Pioneer Series Trust IV (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated September 28, 2022, with respect to the financial statements and financial highlights of Pioneer Balanced ESG Fund, Pioneer Securitized Income Fund and Pioneer Multi-Asset Income Fund, included in the Annual Reports to Shareholders for the fiscal year ended July 31, 2022.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 22, 2022